Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Royal Dutch Shell plc of our report dated March 12, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Royal Dutch Shell plc, which appears in the Annual Report on Form 20-F of Royal Dutch Shell plc for the year ended December 31, 2007. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
London — United Kingdom
7 November 2008